Exhibit 10.1

Execution Version

Amendment No. 2 to EPC Agreement

This Amendment No. 2 to EPC Agreement (“Amendment”) to the Turnkey Agreement with a Guaranteed Maximum Price for the Engineering, Procurement and Construction of the Bakersfield Renewable Fuels Project by and between Bakersfield Renewable Fuels, LLC and CTCI Americas, Inc. dated as of May 18, 2021 is made this 10th Day of January, 2023 (“Amendment Effective Date”).

WITNESSETH

WHEREAS, Owner entered into the Agreement with Contractor to provide services for the engineering, procurement, and construction of the Project; and

WHEREAS, the Owner and Contractor have agreed to amend the Agreement according to the terms and conditions set forth herein, and, in accordance with Article 21.2 of the Agreement, hereby amend the Agreement as set forth in this Amendment;

WHEREAS, Contractor is a subsidiary of CTCI Corporation;

WHEREAS, CTCI Corporation has previously given the Parent Guarantee which is hereby incorporated herein by reference;

WHEREAS, it is a condition of Contractor and Owner entering into this Amendment that CTCI Corporation agree to make the representations and warranties found in Section 9 of this Amendment;

NOW THEREFORE, Owner, Contractor, CTCI Corporation, and Global Clean Energy Holdings, Inc., for the consideration provided herein, agree as follows:

1.	Defined Terms; Interpretation.

(a)       Capitalized terms not defined in this Amendment shall have the meaning given them in the Agreement.

(b)       Section 1.2 (Interpretation) of the Agreement is incorporated herein by reference and shall apply mutatis mutandis hereto.

2.	Deferred Payment

(a)       Contractor hereby relieves Owner of, and Owner shall not be obligated to pay the Deferred Payment Amount under the Amendment until Substantial Completion has occurred, and thereafter Owner shall pay Contactor the Deferred Payment Amount (as defined in Section 5 below) in accordance with the terms and conditions of this Amendment. Notwithstanding the foregoing, Contractor shall continue to submit monthly Invoices, with all documentation and information required to be delivered in connection therewith, including all lien waivers required in accordance with the Agreement, to Owner for the purpose of invoicing for all work completed by Contractor under the terms of the Agreement.

Execution Version

(b)       Notwithstanding any other provision of this Amendment or the Agreement to the contrary, Contractor shall pay timely all undisputed amounts due to Subcontractors (and as otherwise required by Applicable Law).

3.	Owner Payment

(a)       All payments deferred under Section 2 of this Amendment shall be made as follows. The Deferred Payment Amount shall be paid in eighteen (18) equal Monthly installments plus interest accrued pursuant to this Amendment at the Interest Rate, commencing on the first day of the Month following Substantial Completion in accordance with the Payment Schedule attached hereto as Exhibit A. Interest shall commence accruing on any portion of the Deferred Payment Amount from the date payment is due on any Invoice properly issued pursuant to Article 7 of the Agreement, and the interest accrued before Substantial Completion shall be paid in full as part of the first installment payment. Notwithstanding any other provision of the Agreement, this Amendment or law to the contrary, Owner shall not be liable to pay interest on any portion of any Invoice or claim for payment by Contractor on account of Contractor’s Fee as long as Owner meets its payment obligations in accordance with this Amendment.

(b)       For purposes of this Amendment, “Interest Rate” shall be the prime rate as published in the Wall Street Journal (“WSJ Prime Rate”) on the Amendment Effective Date, adjusted up or down Monthly on the first day of each Month thereafter should the WSJ Prime Rate fluctuate, plus 50 basis points (i.e., 0.5%). The Interest Rate will be recalculated on the first day of each Month thereafter.

(c)       If Contractor does not receive a payment on or before a due date as set out in the Payment Schedule at Exhibit A, Contractor may send Owner a Notice of Default and Demand to Cure pursuant to Section 21.4 of the Agreement. Thereafter, should Contractor not receive the past-due amounts within five (5) business days, Contractor may file suit to foreclose on its mechanics lien or to enforce its claims against any mechanics lien release bond (see Paragraph 6 below).

4.	New Guaranteed Maximum Price

(a)       A New Guaranteed Maximum Price (“New GMP”) shall be established as follows. The Chief Executive Officers (“CEOs”) of Owner and Contractor shall meet in good faith in an attempt to resolve by January 18, 2023 all written Change Notice Requests and Change Orders submitted or claimed in writing by Contractor or Owner prior to the Amendment Effective Date and identified in Exhibit C to this Amendment (the “Change Order Claims”). If the CEOs are unable to reach agreement on the Change Order Claims, then Owner and Contractor shall submit the Change Order Claims to non-binding mediation before JAMS with the mediation to be concluded no later than February 8, 2023 (or such later date that Owner and Contractor may mutually agree). If such mediation does not result in resolution of the Change Order Claims, then either Owner or Contractor may commence arbitration pursuant to Article 18 of the Agreement.

Execution Version

(b)       The New GMP shall be calculated as the sum of the current Guaranteed Maximum Price (i.e., $205,086,942) plus (i) any additional amounts for Change Order Claims agreed between Owner and Contractor as a result of the negotiations or mediation provided for by Section 4(a), or as determined by a final arbitration award under Section 18 of the Agreement as provided for by Section 4(a);and (ii) any additional amounts determined to be due under the Agreement as a result of CNRs, UCOs or Change Orders submitted, issued, agreed or resolved after the Amendment Effective Date; provided, however, that in the event the New GMP calculated in accordance with this Section 4(b) would otherwise be less than $275 million, the New GMP shall be deemed to be $275 million.

5.	Deferred Payment Amount. The Deferred Payment Amount shall be equal to the New GMP calculated pursuant to Section 4(b), plus interest calculated pursuant to Section 3 of this Amendment, less all amounts paid to Contractor under the Agreement or this Amendment, less the amount of any Delay Liquidated Damages calculated as set forth in Section 8 of this Amendment. In the event that a final decision by arbitration pursuant to Section 4(a) or on any CNR, UCO or Change Order submitted after the Amendment Effective Date results in an award for payment of additional amounts, the additional amounts shall be included in the Deferred Payment Amount; provided, however, that in the event the New GMP is greater than $275 million, all amounts of the New GMP above $275 million (the “Overage”) shall not be included in the Deferred Payment Amount and shall instead be paid within seven (7) Days of court confirmation of the final arbitration award, unless the Parties agree in a writing signed by both Parties that the Overage shall be included in the Deferred Payment Amount. For the avoidance of doubt, if any arbitration pursuant to Section 18 of the Agreement is not completed within the time provided for payment of the Deferred Payment Amount by Section 3(a) of this Amendment, or if any claims are otherwise resolved after the time provided for payment of the Deferred Payment Amount by Section 3(a) of this Amendment, amounts that are resolved or agreed or that are subsequently the subject of a final arbitration award will be considered included in the Deferred Payment Amount, with the exception of the portion of any resolved claim or subsequent arbitration award that would cause the New GMP (before application of the $275 million minimum provided for in Section 4(b)) to exceed $275 million. CNRs, UCOs or other claims that are not listed in Exhibit C will be handled in accordance with the terms and conditions of the Agreement. Neither Party waives its right to submit any additional CNRs or UCOs or to claim for future Change Orders.

6.	Financial Assurance for Deferred Payment Amount.

(a)       The Parties agree that Contractor may record a mechanics lien against the Project within 90 days after completion of the Project for the Deferred Payment Amount (the “DPA Lien”) and any other amount that is allowed pursuant to California Civil Code Section 8400 et. seq. The amount of the DPA Lien shall never exceed the Deferred Payment Amount. Owner and Contractor shall execute and cause to be recorded a Notice of Credit pursuant to California Civil Code section 8460 to extend the time for Contractor to file suit to foreclose on the DPA Lien for up to one year after the Final Completion Date, and Contractor shall retain the right to file suit to foreclose on the DPA Lien accordingly. Contractor shall allege what portions of the Deferred Payment Amount (and corresponding mechanics lien amount) have been paid and remain unpaid at the time of filing suit. In recognition of the fact that Contractor may be required to file suit to foreclose on the DPA Lien prior to the date the Deferred Payment Amount installment payments will all have come due, Owner shall not use as a defense to the DPA Lien foreclosure action that the entire Deferred Payment Amount was not due to be paid at the time the suit was filed.

Execution Version

(b)        If Owner records a mechanics lien release bond for the DPA Lien prior to Contractor filing its suit to foreclose on the DPA Lien, Contractor shall be entitled to file suit to enforce its claims against such mechanics lien release bond within the time prescribed by California Civil Code section 8424. Contractor shall allege what portions of the Deferred Payment Amount (and corresponding mechanics lien amount) have been paid and remain unpaid at the time of filing suit. In recognition of the fact that Contractor may be required to file suit to enforce its claim against the mechanics lien release bond prior to the date the Deferred Payment Amount installment payments will all have come due, Owner shall not use as a defense to a suit on the mechanics lien release bond that the entire Deferred Payment Amount was not due to be paid at the time the suit was filed.

(c)       Simultaneous with execution of the Amendment by Owner, Contractor, and CTCI Corporation, Global Clean Energy Holdings, Inc. shall provide to Contractor a guarantee of Owner’s obligations under this Amendment in the form attached hereto as Exhibit B.

7.	Guaranteed Substantial Completion Date. The new Guaranteed Substantial Completion Date shall be March 31, 2023; however, nothing in this Amendment waives Contractor’s right to, and obligates Owner to grant such an adjustment to this date as determined in accordance with the terms of the Agreement.

8.	New Delay Liquidated Damages

(a)       Upon execution and delivery of this Amendment, Owner hereby waives its right to any Delay Liquidated Damages due as of the Amendment Effective Date.

(b)       For any new Delay Liquidated Damages that Owner becomes entitled to after the Amendment Effective Date, such Delay Liquidated Damages shall be calculated according to Attachment U to the Agreement (except that the typo in the last line of the table “For Day 61 and Days thereafter…” in Attachment U to the Agreement is corrected to read “For Day 91 and Days thereafter...”), taking into account the new Guaranteed Substantial Completion Date set forth in Section 7 of this Amendment. Section 20.1.2 of the Agreement is hereby amended to provide that Contractor’s maximum liability to Owner for Delay Liquidated Damages shall remain $17,801,316.40 (i.e., 10% of the original Guaranteed Maximum Price stipulated in the Agreement, notwithstanding the New GMP).

9.	CTCI Corporation Representation. CTCI Corporation represents and warrants that that certain Parent Guarantee dated as of May 18, 2021, made by CTCI Corporation as Guarantor in favor of Owner (“CTCI Parent Guarantee”) remains in full force and effect in accordance with its terms notwithstanding the execution of this Amendment.

Execution Version

10.	No Waiver

(a)       Except as expressly modified herein, all the terms and conditions of the Agreement shall remain in full force and effect and each signatory hereto shall retain all rights and obligations it may have under the Agreement, and the CTCI Parent Guarantee, which rights are expressly reserved.

(b)       Contractor confirms that Section 3.16 of the Agreement shall apply for the benefit of Orion Energy Partners TP Agent, LLC, in its capacity as administrative agent and collateral agent (the “OIC Agent”) and the lenders under the OIC Credit Agreement (as defined below).  As used in the foregoing sentence, “OIC Credit Agreement” shall mean that certain Credit Agreement, dated as of May 4, 2020, by and among BKRF OCB, LLC, Bakersfield Renewable Fuels, LLC, BKRF OCP, LLC, the lenders party thereto and the other persons party thereto from time to time, as such agreement has been amended, upsized or modified prior to the date hereof, and as such agreement may be amended, upsized or modified from time to time hereafter.  Contractor acknowledges and agrees that (a) the OIC Agent and the lenders under the OIC Credit Agreement (and their respective successors and assigns) shall expressly be third party beneficiaries of this Amendment, (b) this Amendment shall expressly inure to the benefit of the OIC Agent and the lenders under the OIC Credit Agreement (and their respective successors and assigns) and (c) the OIC Agent and the lenders under the OIC Credit Agreement (and their respective successors and assigns) shall be entitled to rely on and enforce the provisions of this Amendment.  The foregoing confirmations and acknowledgements are being provided as consideration for the amendments to the OIC Credit Agreement by the OIC Agent and the lenders under the OIC Credit Agreement which permit this Amendment and the transactions and payments contemplated hereby.

11.	Contractor’s Schedule Default. It is Owner’s position that Contractor has failed to comply with the provisions of Article 5 of the Agreement regarding submission of schedules. Contractor disagrees. As to any breach of Contractor’s obligation to provide schedules that comply with the provisions of Article 5 of the Agreement prior to the Effective Amendment Date, Owner agrees that Contractor shall not be liable for any prior failures to timely submit schedules compliant with Article 5 of the Agreement. Contractor agrees that from the Amendment Effective Date forward Contractor will comply with the provisions of Article 5 of the Agreement, and the Parties hereby agree to amend Section 5.3 (CPM Schedule) of the Agreement as set forth on Exhibit D.

12.	Owner’s Payment Default. It is Contractor’s position that Owner was in default of the provisions of the Agreement regarding payment to Contractor. Owner disagrees. As to any breach of Owner’s obligation to provide payment to Contractor prior to the Effective Amendment Date, Contractor agrees that Owner shall not be liable for any prior failures to make payment to Contractor.

Execution Version

13.	Miscellaneous.

(a)       The Parties executed that certain Term Sheet as of October 13, 2022 (the “Term Sheet”), concerning some of the matters included in this Amendment. Neither the Parties nor their counsel will seek to introduce the Term Sheet or any discussions, statements, positions, or offers made in furtherance of the settlement discussions contemplated by the Term Sheet or this Amendment, into evidence in any arbitration, litigation or other proceeding, and such settlement discussions, statements, positions, or offers will be inadmissible in any such proceeding between or among the Parties. Furthermore, unless otherwise agreed by both Parties in writing, the Change Notice Requests listed in Exhibit C to this Amendment are disputed. All rights and defenses of the Parties regarding the Change Order Claims are hereby reserved and the Parties’ good faith settlement efforts to resolve certain issues as addressed in this Amendment and its attachments shall not be the subject of evidence in any arbitration concerning the Change Order Claims.

(b)       Sections 21.1 (Entire Agreement), 21.2 (Amendments), 21.3 (Interpretation); Section 21.4 (Notice), 21.5 (Severability), 21.6 (Assignment), 21.7 (No Waiver), 21.8 (Governing Law), 21.11 (Priority), and 21.14 (Counterparts) of the Agreement are incorporated herein by reference and shall apply mutatis mutandis hereto.

(c)       The paragraph headings are provided in this Amendment for convenience only and shall not be considered in the interpretation of the Amendment.

(d)       Each person executing this Amendment warrants, in his or her individual capacity, that he or she has full and legal authority to execute this Amendment for and on behalf of the respective signatory.

[signatures on following page]

Execution Version

CTCI Americas, Inc.		Bakersfield Renewable Fuels, LLC

By:	/s/ Patrick Jameson	By:	/s/ Richard Palmer
Name:	Patrick Jameson	Name:	Richard Palmer
Title:	CEO	Title:	CEO

Solely with respect to Section 9 of this Amendment		Solely with respect to Section 6(c) of this Amendment
CTCI Corporation		Global Clean Energy Holdings, Inc.

By:	/s/ Todd Chen	By:	/s/ Richard Palmer
Name:	Todd Chen	Name:	Richard Palmer
Title:	President	Title:	CEO

Signature Page to Amendment No. 2 to the Turnkey Agreement with a Guaranteed Maximum
Price dated May 18, 2021